EXPENSE LIMITATION AGREEMENT

CORNERCAP CONTRARIAN FUND

This Agreement is made and entered into effective May 20, 2010, by and between the CornerCap Contrarian Fund (the “Fund”), a series of shares of the CornerCap Group of Funds (the “Trust”) and CornerCap Investment Counsel, Inc. (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management company of the series type and the Fund is a series of the Trust; and

WHEREAS, the Fund and the Adviser have entered into an Investment Advisory Agreement (“Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Expense Limitation.

(a) Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees and operating expenses of the Adviser (but excluding interest, taxes, brokerage fees and commissions, acquired fund fees and expenses and extraordinary expenses) incurred by the Fund in any fiscal year (“Fund Operating Expenses”), exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser.

(b) Operating Expense Limit. The Fund’s maximum Operating Expense Limit in any year shall be 1.30% of the average daily net assets of the Fund.

2. Term and Termination of Agreement.

(a) Term. This Agreement with respect to the Fund shall commence effective July 29, 2010, and continue in effect until August 1, 2011, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not “interested persons” of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement (“Non-Interested Trustees”).

(b) Termination at End of Term. This Agreement may be terminated by either party hereto, without payment of any penalty, at the end of a then-current term upon written notice thirty (30) days prior to the end of such then-current term of the Agreement to the other party at its principal place of business; provided that, in the case of termination by the Trust, such action shall be authorized by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust. Any termination pursuant to this paragraph 2 shall become effective, unless otherwise specifically agreed upon, on the last day of the then-current term of the Agreement.

(c) Termination Outside the End of Term. Notwithstanding the foregoing, the Trust may terminate this Agreement by resolution of a majority of the Non-Interested Trustees of the Trust or by a vote of a majority of the outstanding voting securities of the Trust at any time.

3. Miscellaneous.

(a) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b) Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c) Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

CORNERCAP CONTRARIAN FUND, A SERIES OF THE CORNERCAP GROUP OF FUNDS

/s/ Richard T. Bean
Richard T. Bean, Vice President

CORNERCAP INVESTMENT COUNSEL, INC.

/s/ J. Cannon Carr, Jr.
J. Cannon Carr, Jr., Chief Investment Officer

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